Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2008 with respect to the consolidated financial statements of Flushing Financial Corporation and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement (FASB) No. 157, Fair Value Measurements and FASB No. 159, The Fair Value Option for Financial Assets and Liabilities – Including an amendment of FASB No. 115, as of January 1, 2007, and the adoption of FASB No. 123(R), Share Based Payments and FASB No. 158, Employers’ Accounting for Defined Benefit Plans and Other Post Retirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R), in 2006) and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
GRANT THORNTON LLP

New York, New York
November 25, 2008